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Exhibit 21.1

Subsidiaries of Ditech Communications Corporation

Subsidiaries of Registrant	Jurisdiction of Incorporation	Subsidiary's Business Name
Altamar Networks, Inc.	Delaware	Altamar Networks, Inc.
Altamar Networks Pty. Ltd.	Australia	Altamar Networks Pty. Ltd.
Atmosphere Networks Pty. Ltd	Australia	Atmosphere Networks Pty. Ltd
Ditech Communications Europe Limited	United Kingdom	Ditech Communications Europe Limited

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  Exhibit 21.1